UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 30, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	Entry Into a Material Definitive Agreement

The Company entered into an agreement dated January 30, 2009 for the sale of substantially all of the assets of its subsidiary, Panel Intelligence, LLC, a Delaware limited liability.  Through this subsidiary, the Company has offered custom and published primary research to industry clients and investment professionals through online panel discussions, quantitative surveys and an extensive research library.  This business engaged in by Panel Intelligence, LLC has been operating at a loss and required additional capital.  The purchaser of the assets is Panel Intelligence, LLC a Massachusetts limited liability company.  One of the principal owners of the purchasing entity is William J. Febbo, a director of the Company.  Mr. Febbo joined the Company and the Company’s Board of Directors in April 2007 when the Company purchased the business which became Panel Intelligence, LLC, and was one of the founders of that business.  Mr. Febbo did not take part in the deliberations of the Company’s Board of Directors concerning the sale, or in the vote authorizing the sale.  As part of the transaction, Mr. Febbo and certain other employees involved in the business of the Company’s subsidiary will be terminated by the Company and will be employed by the purchasing entity.

The assets being sold include the Company’s rights in trademark, copyright and other intellectual property used in the business, customer lists, marketing materials, and books and records.  Consideration to be paid for the assets consists of (i) $1 million paid in cash at the closing, (ii) common stock of the Company valued at $100,000, (ii) the assumption of certain liabilities relating to the business of the Company’s subsidiary .  This price was arrived at through negotiation with the purchasers, after a review of strategic options for the business.  Further details of the assets being sold and the consideration for them are available in the Asset Purchase Agreement dated January 30, 2009 by and among the Company, Panel Intelligence, LLC, a Delaware limited liability and Panel Intelligence, LLC, a Massachusetts limited liability company attached hereto as an exhibit.

Item 9.01	Exhibits

(d) Exhibits.

10.48	Asset Purchase Agreement dated January 30, 2009 by and among the Company, Panel Intelligence, LLC, a Delaware limited liability and Panel Intelligence, LLC a Massachusetts limited liability company
10.49	Waiver and Indemnity Agreement dated January 30, 2009 by and among the Company, William J. Febbo and certain other parties named therein
99.1	Press release announcing sale of assets of Panel Intelligence and of Institutional Cash Distributors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: February 5, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer